Exhibit 99.1

FOR:	MDC Partners Inc.
745 Fifth Avenue, Floor 19
New York, NY 10151

CONTACT:	Matt Chesler, CFA
SVP, Investor Relations & Finance
646-412-66877
mchesler@mdc-partners.com

MDC Partners Appoints Desirée Rogers as Independent Director to its Board

Experienced Executive Enhances, Diversifies and Strengthens MDC’s Board of Directors

New York, April 26, 2018 (NASDAQ: MDCA) – MDC Partners Inc. announced today that Desirée Rogers has been elected to its Board of Directors. Since 2013, Rogers has served as Chairman of Choose Chicago, a tourism agency for the city of Chicago, which brought over $1 billion in revenue to the city. Her addition brings added strength and range to MDC’s independent board, along with extensive expertise in the marketing sector.

“Desiree is a results-oriented business leader, who brings to the Board strong interpersonal, collaborative and marketing skills,” said Scott Kauffman, Chairman & CEO of MDC Partners. “As we continue our positive trajectory and build on our gains in 2017, her broad experience will be an asset to our company going forward.”

The MDC Partners Board of Directors stands to benefit from Rogers’ diverse background, perspective and leadership skills. From 2010 to 2017, she served as Chief Executive Officer of Johnson Publishing Company, overseeing Ebony and Jet magazines, as well as Fashion Fair Cosmetics. Prior to that, Rogers served as Special Assistant to the President and White House Social Secretary in the Obama administration, as the first African-American to serve in this function. Previously, she was the President, Allstate Social Network for Allstate Financial, a personal lines property and casualty insurer.

A resident of Chicago, Ms. Rogers currently serves on the Boards of Directors of Donors Choose, Cradles to Crayons, The Northwestern Memorial Foundation, The Museum of Science and Industry and Pinnacle Entertainment Inc. She also serves on the Executive Committees of World Business Chicago, the Conquer Cancer Foundation and the Economic Club of Chicago.

“This is an exciting time for MDC Partners, which continues to strengthen its position to meet the ever-evolving communication and business needs of complex organizations,” said Rogers. “I am excited to be able to offer my expertise and perspective to a company that is leading in creativity and innovation, and that serves as a beacon for entrepreneurial and diverse talent.”

About MDC Partners Inc.

MDC Partners is one of the fastest-growing and most influential marketing and communications networks in the world. Its 50+ advertising, public relations, branding, digital, social and event marketing agencies are responsible for some of the most memorable and engaging campaigns for the world’s most respected brands. As "The Place Where Great Talent Lives," MDC Partners is known for its unique partnership model, empowering the most entrepreneurial and innovative talent to drive competitive advantage and business growth for clients, and for leading in diversity and inclusion. By leveraging technology, data analytics, insights, and strategic consulting solutions, MDC Partners drives measurable results and optimizes return on marketing investment for over 1,700 clients worldwide.

For more information about MDC Partners and its partner firms, visit www.mdc-partners.com and follow us on Twitter: http://www.twitter.com/mdcpartners.

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